                                                                   EXHIBIT 10.34

                                   ----------

                                    AGREEMENT

          FOR THE SALE AND PURCHASE OF EQUITY INTEREST AND SUBSCRIPTION

                                       IN

                  SHANGHAI HYPERLINK MARKET RESEARCH CO., LTD.

                                   ----------

                            Dated as of 14 June 2006

THIS is made between the following parties in Shanghai, PRC:

(1) XIE, Wei, a citizen of PRC and holder of PRC identity card number 310103196911060835 with an address of Rm. 302, No. 46, Guilin West Street, Xuhui District, Shanghai ("TRANSFEROR 1");

(2) LU, Qinyong, a citizen of PRC and holder of PRC identity card number 310109197010053614 with an address of Rm.301, No. 7, Tiyuhui Road, Shanghai ("Transferor 2", and together with Transferor1, the "Transferors"; "Transferor" means each of them);

(3) Win Jei-Ching, James, holding the passport of the Republic of China (with number of 210781340) and Taiwanese ID (with number of 0063987803) and with an address of 1/F, No. 14, Zhongzheng Road, Yonghe City, Taipei, Taiwan ("Warrantor 1");

(4) YANG ,Jing, a citizen of PRC and holder of PRC identity card number 330602197307110022 with an address of Rm. 802, No. 3, Liangcheng Road, Shanghai("Warrantor 2")

(5) SHI, Hui,a citizen of PRC and holder of PRC identity card number 422323197309020046 with an address of Rm. 502, 7th District, Zaobao Road, Shanghai("Warrantor 3")

(6) PANG, L, a citizen of PRC and holder of PRC identity card number 440105196906120911 with an address of Rm. 1504, No. 25, Jinan Road,
     Zhuhai District, Guangzhou("Warrantor 4")

(7) YANG, Weidong, a citizen of PRC and holder of PRC identity card number 440102197306190014 with an address of Rm. 502, No. 2, Yuexiu District, Guangzhou ("Warrantor 5")

     (Warrantor 1, Warrantor 2, Warrantor 3, Warrantor 4 and Warrantor 5, collectively as "Warrantors" and "Warrantor" means each of them).

     (Transferor 1, Transferor 2, Warrantor 1, Warrantor 2, Warrantor 3, Warrantor 4 and Warrantor 5 are collectively referred to as "Vendors" and "Vendor" means each of them.)

(8) Xinhua Finance Limited (the "PARENT"), a limited liability company duly incorporated and existing under the laws of Cayman Islands and listed on the Mothers Booard of the Tokyo Exchange (Symbol:9399)

(9) Beijing Taide Advertising Co Ltd ("Taide"), a limited liability company duly incorporated and existing under the laws of PRC and having its registered office situated at Rm. 103, Unit 2, No.16, Beijing Tiyu University, Yuan Ming Garden, Beijing, which is indirectly controlled by the Parent.

     (Parent and Taide collectively as "Purchasers" and "Purchaser" means each of them.)

(10) Shanghai Hyperlink Market Research Co Ltd ("Company")

The Transferors, Warrantors and the Purchasers are collectively referred to as "PARTIES" and "PARTY" means each of the Purchaser, Transferors and Warrantors.

                                     RECITAL

WHEREAS:

(A) The Company is engaged in the business of providing market research and information consultancy service.

(B) On the date of the execution of this Agreement, Transferor 1 is the legal and record owner of 80% of the total share equity interests in the registered capital of the Company, of which (i) 23.30%, 4.66%, 4.66%, 3.40% and 2.03% of the total share equity of the Company are held by Transferor 1 for and on behalf of the Warrantor 1, Warrantor 2, Warrantor 3, Warrantor 4 and Warrantor 5 respectively, and (ii) 41.95% of the total share equity of the Company is legally and beneficially held by Transferor 1.

(C) On the date of the execution of this Agreement, Transferor 2 is the legal and record owner of 20% of the total share equity interests in the registered capital of the Company of which (i) 1.36% of the total share equity of the Company are held by Transferor 2 for and on behalf of Warrantor 5; and (ii) 18.64% of the total share equity of the Company is legally and beneficially held by Transferor 2.

(D) Subject to the terms and conditions of this Agreement, the Parent wishes, through Taide, to purchase from the Vendors, and the Vendors wish to sell to the Purchasers all the legal and beneficial interest in fifty one percent (51%) of all the share equity of the Company held by Transferor 1 and Transferor 2 ((a) with respect to Transferor 1, 40.8% share equity of the Company held by him (including (i) the 21.39% share equity of the Company legally and beneficially held by Transferor 1, (ii) the 11.88%, 2.38%, 2.38%, 1.73% and 1.04% share equity of the Company held by Transferor 1 for and on behalf of Warrantor 1, Warrantor 2, Warrantor 3, Warrantor 4 and Warrantor 5 respectively); (b) with respect to Transferor 2, 10.2% share equity of the Company held by him (including: (i) the 9.51%% share equity of the Company legally and beneficially held by Transferor 2 himself; and (ii) the 0.69%% share equity of the Company held by Transferor 2 for and on behalf of Warrantor 5.); the aforesaid share equity as set forth in (a) and (b) collectively as the "SALE EQUITY"). After the purchase of the Sale Equity by the Purchasers, Taide shall hold 51%, Transferor 1 hold 39.2% of the Company and Transferor 2 hold 9.80% share equity of the Company respectively.

(E) Following the purchase of the Sale Equity both the Transferors (representing themselves and all Warrantors) and Taide agree to additionally increase the registered capital of the Company by RMB4,000,000 (from RMB500,000 to RMB4,500,000) on a pro rata basis: Taide shall contribute RMB2,040,000; Transferor 1 shall contribute RMB 1,568,000; and Transferor 2 shall contribute RMB 392,000. Following such increase of the registered capital, Taide hold 51% , Transferor 1 hold 39.2% and Transferor 2 hold 9.80% share equity of the Company respectively.

(F) In addition, the Parent, the Transferors and the Warrantors are undertaking to directly or indirectly engage in the market research online business.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Purchasers and the Vendors hereby agree as follows:

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                                    ARTICLE 1
                                   DEFINITIONS

SECTION 1.01 Certain Defined Terms

As used in this Agreement, the following terms shall have the following meanings unless the context requests otherwise:

"2006 Consideration"                 has the meaning set forth in Section 2.02.

"2006 Financials"                    has the meaning set forth in Section 2.02.

"2006 Net Income"                    has the meaning set forth in Section 2.02.

"2007 Consideration"                 has the meaning set forth in Section 2.02

"2007 Financials"                    has the meaning set forth in Section 2.02.

"2007 Net Income"                    has the meaning set forth in Section 2.02.

"Acquisition Transaction"            has the meaning set forth in Section 2.01

"Action" means any claim, litigation, arbitration or inquiry, or judicial, administrative, regulatory or other proceeding, brought by or before (or in the case of a claim, capable of being brought by or before) any court, government agency or other
                                     Governmental Authority or any person.

"Accounts"                           has the meaning set forth in Schedule 4.

"Affiliates"                         means (a) in relation to any corporate or
                                     non-corporate legal person, any other
                                     person which, directly or indirectly,
                                     controls or is controlled by or is under
                                     common control with such person and for the
                                     purposes of this definition "CONTROL" when
                                     used with respect to any specified person
                                     means the power to direct the management
                                     and policies of such person, directly or
                                     indirectly, whether through the ownership
                                     of voting securities, by contract or
                                     otherwise, and the terms "CONTROLLING" and
                                     "CONTROLLED" have meanings correlative to
                                     the foregoing, and (b) in relation to any
                                     natural person, his or her spouse,
                                     children, parents and parents-in-law.

"AOA" means Company's new articles of association adopted by both Transferors(for and on behalf of themselves and all other
                                     Warrantors) and Purchaser, the specific
                                     details of which has been set forth in
                                     Annex 1..

"Balance Sheet"                      has the meaning set forth in Schedule 4.

"Business"                           has the meaning set forth in Section
                                     7.02(a).

"Business Day"or "Business Days"     means any day that is not a Saturday, a
                                     Sunday or other day on which banks are
                                     required or authorized by Law to be closed
                                     in Hong Kong or Shanghai, PRC.

"Charter Documents"                  has the meaning set forth in Schedule 4.

"Clients"                            has the meaning set forth in Section
                                     7.02(b).

"Closing"                            has the meaning set forth in Section 2.04.

"Closing Date"                       has the meaning set forth in Section 2.04.

"Company"                            means Shanghai Hyperlink Market Research Co
                                     Ltd.

"Confidential Information"           has the meaning set forth in Section 7.03
                                     or Schedule 4, as the case may be.

"Contracts"                          has the meaning set forth in Schedule 4.

"Dollars" or "$"                     means United States dollars.

"E-Business"                         has the meaning set forth in Section 6.01.

"EBITDA" means Company's earnings before interest, taxes, depreciation, and amortization.

"Earnout Period"                     has the meaning set forth in Section 8.02.

"Edata Agreements"                   has the meaning set forth in Section 6.01.

"Edata Transaction"                  has the meaning set forth in Section 6.02.

"Encumbrance"                        has the meaning set forth in Schedule 4.

"Financial Statements"               has the meaning set forth in Schedule 4.

"FIE" means the foreign invested enterprise as defined by PRC laws.

"Force Majeure"                      has the meaning set forth in Section 11.07(a).

"Government Approval"                means any approval, consent or
                                     authorization from, registration or filing
                                     with, notice to, or license, permit or
                                     certification from, any Governmental
                                     Authority. Government Approvals with
                                     respect to any Action to be taken by any
                                     party hereunder means such Government
                                     Approvals as are required for the Action
                                     under applicable Law. Whenever any form of
                                     requirement of "GOVERNMENT APPROVAL" is
                                     referred to herein, it shall be interpreted
                                     and construed to include the

                                     requirement that such approval be in form and substance reasonably acceptable to the parties hereto.

"Governmental Authority"             means any government, governmental,
                                     regulatory or administrative authority,
                                     agency or commission or any court,
                                     tribunal, or judicial or arbitral body.

"Governmental Order"                 means any order, judgment, injunction or
                                     award entered by or with any Governmental
                                     Authority.

"Group"                              means the Company and Guangzhou Hyperlink.

"Guangzhou Hyperlink"                means Guangzhou Hyperlink Research Co Ltd,
                                     the existing general corporate information
                                     of which are set out in Schedule 1.

"Group Member"                       means each member of the Group, i.e. the
                                     Company or Guangzhou Hyperlink.

"Hong Kong"                          means Hong Kong Special Administrative
                                     Region of PRC

"IFRS"                               means the International Financial Reporting
                                     Standards promulgated by the International
                                     Accounting Standards Board from time to
                                     time

"Initial Consideration"              has the meaning set forth in Section 2.02.

"Initial Purchase"                   has the meaning set forth in Section 6.02.

"Intellectual Property"              has the meaning set forth in Schedule 4.

"Last Accounting Date"               has the meaning set forth in Schedule 4.

"Law" means any (i) national, provincial, state, or local statutes, regulations, ordinances, rules, codes, judgments, awards, orders or policies of Governmental Authorities, and any other rules, standards or specifications having the force or effect of law, whether PRC or non-PRC; and (ii) treaties, conventions, protocols and other promulgations having transnational legal effect.

"Leases"                             has the meaning set forth in Schedule 4.

"Licensed Intellectual Property"     has the meaning set forth in Schedule 4.

"Losses"                             has the meaning set forth in Section 10.02.

"Management Team"                    means the person as set forth in Schedule
                                     3.

"Material Adverse Change"            means any change that results or could
                                     result in a Material Adverse Effect.

"Material Adverse Effect"            means any effect which, alone or together
                                     with any other such effect, (i) is
                                     materially adverse to the business,
                                     operations, assets or liabilities, employee
                                     relationships, customer or supplier
                                     relationships, prospects, results of
                                     operations or the condition (financial or
                                     otherwise) of the Group take as a whole; or
                                     (ii) materially impairs the ability of the
                                     Group member to conduct its business in the
                                     ordinary course of business; or (iii)
                                     materially impairs the ability of the
                                     Vendors or each Group Member to perform
                                     their obligations under this Agreement.

"Maximum Subsequent Consideration"   has the meaning set forth in Section 2.02.

"Merger Consideration"               has the meaning set forth in Section 2.02.

"New Cos"                            has the meaning set forth in Section 6.02.

"Offshore Co"                        has the meaning set forth in Section 6.02.

"Owned Intellectual Property"        has the meaning set forth in Schedule 4.

"Person" or "person"                 means a natural person, partnership,
                                     limited liability partnership, corporation,
                                     joint stock company, trust, unincorporated
                                     association, joint venture or other entity,
                                     and pronouns have a similarly extended
                                     meaning.

"PBOC"                               People's Bank of China.

"PRC" means the Peoples' Republic of China (for the purpose of this Agreement, excluding
                                     Hong Kong (Special Administrative Region),
                                     Macau (Special Administrative Region) and the district of Taiwan, unless expressed to the contrary).

"Pre-closing Tax Period"             has the meaning set forth in Section
                                     10.03(c).

"Purchaser Indemnified Person"       has the meaning set forth in Section 10.02.

"Related Agreements"                 has the meaning set forth in Schedule 4.

"Restricted Period"                  has the meaning set forth in Section 7.02.

"Returns"                            has the meaning set forth in Schedule 4.

"Sale Equity"                        has the meaning set forth in (c) of
                                     Recital.

"Subscription Amount"                has the meaning set forth in Section 2.05.

"Subscription Transaction"           has the meaning set forth in Section 2.04.

"Subsequent Payment"                 has the meaning set forth in Section 2.02.

"Taide's Contribution"               has the meaning set forth in Section 2.05.

"Tax" means any tax, levy, duty or other charges of any kind imposed by any Governmental
                                     Authority, including without limitation, taxes and charges upon or in respect of income, payroll, employment, excise, severance, stamp, occupation, education, stock transfer, capital gains, withholding, social security, property, sales, use, license or registration; value added taxes;
                                     customs duties and tariffs; and any
                                     interest, penalty or addition thereto,
                                     whether disputed or not.

"Termination Date"                   has the meaning set forth in Section
                                     9.02(b).

"Transaction"                        refer to the transaction as contemplated in
                                     this Agreement.

"Transferor 1 Contribution"          has the meaning set forth in Section 2.05.

"Transferor 2 Contribution"          has the meaning set forth in Section 2.05.

"Vendors Indemnified Person"         has the meaning set forth in Section 10.03.

"Warranties"                         means the warranties, representations and
                                     undertakings of the Vendors contained in or
                                     referred to in Article 4 hereof and
                                     Schedule 4.

"WFOE"                               has the meaning set forth in Section 6.02.

"Transferors Dividends"              means an amount equal to the sum of (a) the
                                     current assets as of 30 April 2006 less (b)
                                     the current liabilities as of 30 April
                                     2006, and less (c) 3 month working capital
                                     requirements to the operation of the
                                     Company as a going concern as calculated
                                     having a reference to the actual financial
                                     reports in the calendar year of 2005 and
                                     determined by the Purchaser (such
                                     determination to be final and binding
                                     except in the case of manifest error) based
                                     on PRC local tax statutory reporting
                                     standards.

                                   ARTICLE 2
     PURCHASE AND SALE OF THE SALE EQUITY AND SUBSCRIPTION OF THE
                  ADDITIONAL REGISTERED CAPTIAL OF THE COMPANY

SECTION 2.01 Purchase and Sale of the Sale Equity.

Upon the terms and subject to the conditions of this Agreement, the Purchasers shall, through Taide, purchase from each of the Vendors, and each of the Vendors shall procure the sale to Taide, of the Sale Equity (the "ACQUISITION TRANSACTION") which in aggregate shall represent fifty one percent (51%) of the total share equity of the Company, free from all charges, liens, Encumbrances and other third party claims and interests and together with all rights now or hereafter attached to them, including any and all rights and benefits arising from or associated with such equity interests (including, but not in anyway limited to, all rights and benefits in connection with the Company's retained earnings, and any dividend or other distribution declared, made or paid after the date of this Agreement).

SECTION 2.02 Merger Consideration Amount

The purchase price (the "MERGER CONSIDERATION") for the Sale Equity shall be comprised of (i) the Initial Consideration and (ii) the Subsequent Consideration (as defined below), determined and payable by the Purchaser or Taide to the Vendors in the manner, at the times and in the amounts set forth in this Section 2.02.

(a) The "INITIAL CONSIDERATION" shall be $2,500,000.00 (US Dollar two million and five hundred thousand only) or its equivalent RMB payable by the Purchaser as follows:

     (i) $31,875.00 or its equivalent RMB255,000 shall be payable by the Parent or Taide to the bank account in PRC jointly designated by the Transferors no later than ten (10) Business Days following the Closing;

     (ii) $500,000 shall be paid by the Parent or Taide in Dollars to the bank account of the Offshore Co (as defined below) no later than ten (10) Business Days following the Closing, which shall be deemed to be the capital of Offshore Co, which Warrantor 1 is liable to contribute to the Offshore Co.; and

     (iii) the remaining part of the Initial Consideration, $1,968,125.00, shall be paid by the Parent or Taide to one bank account jointly designated by the Transferors no later than ten(10) Business Days following the Closing.

(b) The "SUBSEQUENT PAYMENT" shall be a maximum of $3,620,000 (the "MAXIMUM SUBSEQUENT CONSIDERATION"), and shall be paid by the Purchasers no later than twenty (20) Business Days after receipt by the Parties of the 2006 Financials or 2007 Financials as the case may be (the date of such payment, the "SUBSEQUENT PAYMENT DATE".).

     (i) If the 2006 Net Income is equal to or greater than RMB 8,000,000, then the Subsequent Payment shall be the lesser of:

          (aa) 2006 Consideration; and

          (bb) the Maximum Subsequent Consideration,

          and the Merger Consideration shall be paid in full and the Purchaser shall have no further liability in respect thereof.

     (ii) If the 2006 Net Income is less than RMB8,000,000, the Transferors may, by serving a joint written notice to the Purchasers within 3 Business Days of the receipt by the 2006 Financials, elect to forego the 2006 Consideration, in which case the Subsequent Payment shall be paid to the Transferors in 2007 and shall be equal to the lesser of:

          (aa) the Maximum Subsequent Consideration; and

          (bb) the greater of the 2006 Consideration and the 2007 Consideration.


     (iii) "2006 CONSIDERATION" shall mean the product of (A) 2006 Net Income,
          (B) 10 and (C) 0.51 minus $2,500,000 (US Dollar two million and five hundred thousand.

     (iv) "2006 NET INCOME" shall mean the Company's aggregate net income after tax for the period from 1 July 2006 to 30 June 2007 as set out in the 2006 Financials.

     (v) "2006 FINANCIALS" means the Company's audited financial statements for the period from 1 July 2006 to 30 June 2007, prepared by a firm of qualified auditors in the PRC selected by the Purchaser in accordance with IFRS.

     (vi) "2007 CONSIDERATION" shall mean the product of (A) 2007 Net Income,
          (B) 10 and (C) 0.51 minus $2,500,000 (US Dollar two million and five hundred thousand).

     (vii) "2007 NET INCOME" shall mean the Company's aggregate net income after tax for the period from 1 July 2007 to 30 June 2008 as set out in the 2007 Financials.

     (viii) "2007 FINANCIALS" means the Company's audited financial statements for the period from 1 July 2007 to 30 June 2008, prepared by a firm of qualified auditors in the PRC selected by the Purchaser in accordance with IFRS.

(c) The Subsequent Payment shall be paid by the Purchasers to the bank accounts in and/or outside PRC jointly designated by the Transferors, and shall be paid within 20 Business Days after delivery to the Purchaser of the information required under 2.02(d) below.

(d) At least 3 (three) Business Days in advance of Subsequent Payment Date and Closing Date, the Transferors shall in writing advise the Purchasers of the manner in which the Purchaser should deliver such portion of the Merger Consideration payment unless specified in this Agreement.

(e) Any portion of the Merger Consideration that is payable by the Purchasers in cash pursuant to Section 2.02 shall be transferred by wire transfer of immediately available funds.

(f) Within 90 calendar days subsequent to June 30, 2007 (and/or, if necessary and as the case may be, 30 June 2008), the Purchasers and the Vendors shall cause to be prepared and shall deliver the 2006 Financials (and/or, if necessary and as the case may be, 2007 Financials) to each of the Purchasers and Vendors.

(g) Any dispute regarding the determination of 2006 Net Income (and, as the case may be, 2007 Net Income) will be resolved in accordance with Section 11.05.

(h) Whenever payments or calculations to be made pursuant to this Agreement require the conversion or comparison of RMB and Dollar amounts, the exchange rate to be applied shall be the middle rate of exchange of Dollar and RMB published by People's Bank of China ("PBOC") through the authorized China Foreign Exchange Trading Centre (or if not available from such entity, the other entity authorized by PBOC) on the day of the actual payment date.

SECTION 2.03 Transferors Dividends

(a) The Transferors are entitled to the Transferors Dividends on a pro rata basis (i.e. with respect to Transferor 1, 80% thereof; with respect to Transferor 2, 20% thereof). The Purchasers acknowledge (relying on the representation and Warranties given by the Vendors) and the Vendors agree that the amount of such Transferors Dividends shall be RMB2,880,000.00.

(b)  Within 7 Business Days following the Closing,

     (i) RMB1,960,000 out of such Transferors Dividends shall be converted to the Transferor 1 Contribution and Transferor 2 Contribution (as defined below) which the Transferors are committed to pay to the Company as contemplated in Subscription Transaction; and

     (ii) the remaining portion of the Transferors Dividends, RMB920,000, shall be paid to the bank account jointly designated by the Transferors.

SECTION 2.04 Closing.

(a) Subject to the provisions of Section 5.01 and Section 5.02 and other terms and conditions of this Agreement, the sale and purchase of the Sale Equity contemplated by this Agreement shall take place at a closing (the "CLOSING") to be held at the business office of the Company at 10:00A.M. Beijing time on the third (3rd ) Business Day following satisfaction or waiver in writing of the conditions to the Closing by the relevant parties set forth in Article 5, or at such other place or at such other time or on such other date as the Vendors and the Purchasers may agree upon in writing (the day on which the Closing takes place being the "CLOSING DATE").

(b) Immediately following Closing, the share structure of the Group shall be as follows:

     (i) Taide is the legal, beneficial and registered shareholder of the Company holding 51% share equity thereof;

     (ii) Transferor 1 is the registered shareholder of the Company holding 39.2% share equity of the Company (among which holding 20.56%% for himself and holding 11.42%%, 2.28%%, 2.28%%, 1.67%% and 0.99% for and on behalf of Warrantor 1, Warrantor 2, Warrantor 3, Warrantor 4 and Warrantor 5 respectively);

     (iii) Transferor 2 is the registered shareholder of the Company holding 9.8% share equity of the Company (among which holding 9.13% for himself and holding 0.67%% for and on behalf of Warrantor 5); and

     (iv) The Company is the sole shareholder of Guangzhou Hyperlink.

SECTION 2.05 Increasing of the Registered Capital of the Company after the Closing

(a) The Parties agree, within 60 calendar days immediately following the Closing, to cause the Company to complete the increasing of the registered capital by RMB4,000,000 (the "SUBSCRIPTION AMOUNT") by subscription by Taide and Transferors jointly ("SUBSCRIPTION TRANSACTION"). For the purpose of such Subscription Transaction, Taide shall contribute RMB2,040,000 ("TAIDE'S CONTRIBUTION"), Transferor 1 shall contribute RMB1,568,000 (the "TRANSFEROR 1 CONTRIBUTION") and Transferor 2 shall contribute RMB392,000 (the "TRANSFEROR 2 CONTRIBUTION") thereof respectively.

(b) For the purpose of the aforesaid Subscription Transaction, all the Parties agree that RMB1,960,000 out of the Transferors Dividends(as referred to in Section 2.03(b)(i)) may be converted to the Transferor 1 Contribution and Transferor 2 Contribution which the Transferors are committed to pay to the Company as contemplated in the Subscription Transaction.

(c) All the Parties are committed to sign and execute any documents and do any things (including without limitation, the registration in the local company registration) to cause the Company to complete such Subscription Transaction.

(d) Following the Subscription Transaction, the amount of the Company's registered capital shall be RMB4,500,000 of which Taide shall hold 51 percent of the share equity thereof.

                                   ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Each of the Purchasers hereby represents and warrants to the Vendors as follows:

SECTION 3.01 Authority to Execute and Perform this Agreement.

The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser and of its obligations hereunder and the consummation by the Purchaser of the Transaction have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Vendors) constitutes a legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms.

SECTION 3.02 No Conflict.

The execution, delivery and performance of this Agreement by the Purchaser do not and will not (a) violate, conflict with or result in the breach of any provision of the articles of association of the Purchaser or (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or any of their assets, properties or businesses.

                                   ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE VENDORS

SECTION 4.01 In consideration of the Purchaser entering into this Agreement, each of the Vendors hereby warrants and represents to and undertakes with the Purchaser on a joint and several basis that each of the Warranties is now and will, at all times from the date hereof be complete, true and accurate in all respects and will not be in any way misleading.

SECTION 4.02 The Vendors acknowledge that the Purchaser has entered into this Agreement on the basis of the Warranties and that the Purchaser is relying on the Warranties. Each Warranty shall be construed independently.

SECTION 4.03 The Purchaser's right or ability to make a claim under or in respect of the Warranties or to damages or other relief in respect of any breach of the Warranties shall not be affected or limited, and the amount recoverable shall not be reduced, by any other information of which the Purchaser has or may have actual or constructive or imputed knowledge and, in particular the rights and remedies of the Purchaser shall not be affected or limited in any way by any investigation made by or on behalf of the Purchaser into the Group.

SECTION 4.04 The right or ability of the Purchaser to make a claim under or in respect of the Warranties shall be without prejudice to any other right of the Purchaser to damages or other relief in respect of any breach of the Warranties.

SECTION 4.05 The execution and delivery of this Agreement by each Vendor, the performance by each Vendor of his/her obligations hereunder and the consummation by each Vendor of the Transaction have been duly authorized by all requisite action on the part of each Vendor. This Agreement has been duly executed and delivered by the Vendors, and (assuming due authorization, execution and delivery by the Purchaser) constitutes a legal, valid and binding obligation of the Vendors enforceable against the Vendors in accordance with its terms. The execution, delivery and performance of this Agreement by the Vendors do not and will not (a) violate, conflict with or result in the breach of any provision of the organizational documents of the Vendors and Group Member; or (b) conflict with or violate any Law or Governmental Order applicable to the Vendors or Group Member, or any of their/its assets, properties or businesses.

SECTION 4.06 The execution, delivery and performance of this Agreement by the Vendors do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority or its designated organizations, except for the relevant registrations on Transaction in the competent company registration authorities. If either any of the Parties is notified by any Governmental Authority that any relevant approval or consent whatsoever has deficiencies or is not perfect whether before or after the Closing Date, the Vendors shall obtain or perfect such approval or consent whatsoever within a period of 3 (three) months from the date of such notification or such shorter period as the applicable law may stipulate from time to time. If such approvals or consent whatsoever are not obtained or perfected within the aforesaid period, the Purchaser is entitled to, at its sole and absolute discretion, request that each Vendor to immediately return all or any portion of the paid Merger Consideration as contemplated in the Acquisition Transaction back to the Parent and Taide in the same currency of the said Merger Consideration paid by the Parent and Taide without delay and the Vendors are responsible for any aforesaid repayment on a joint and several basis and shall make such payment without delay.

SECTION 4.07 Each of the Vendors represents and warrants to the Purchaser that each of the statements contained in Schedule 4 are correct and complete as of the date of this Agreement and will be true and accurate for all periods up to and including the Closing Date.

                                    ARTICLE 5
                            CONDITIONS TO OBLIGATIONS

SECTION 5.01 Conditions to Obligations of the Vendors

The obligations of the Vendors to consummate the Acquisition Transaction shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if made as of the Closing Date except where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not reasonably be expected to have a Material Adverse Effect.

(b) No Action shall have been commenced or threatened by or before any Governmental Authority or non-Governmental Authority against the Vendors or the Purchasers, seeking to restrain the Acquisition Transaction which, in the reasonable, good faith determination of the Vendors, is likely to render it impossible or unlawful to consummate such Acquisition Transactions; provided, however, that the provisions of this Section 5.01(b) shall not apply if any of the Vendors has directly or indirectly solicited or encouraged any such Action; and

(c) the Purchaser shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it under this Agreement at or prior to the Closing Date.

SECTION 5.02 Conditions to Obligations of the Purchaser. The obligation of the Purchaser to consummate the Acquisition Transaction shall be subject to the fulfillment of each of the following conditions.

(a) The Warranties shall be true and correct in all material respects on the Closing Date with the same force and effect as if made as on each such date, except where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not reasonably be expected to have a Material Adverse Effect.

(b) On each of the Closing Date, and Subsequent Payment Date, no Action shall have been commenced or threatened by or before any Governmental Authority against the Vendors or the Purchasers seeking to restrain the Acquisition Transaction which, in the reasonable, good faith determination of the Purchaser, is likely to render it impossible or unlawful to consummate such transactions.

(c) All members of the Management Team shall have signed the executive service agreement (the substance of which has been listed in Schedule 2) with the Company reasonably acceptable to the Purchaser, for a period of four years and the said signed executive service agreement shall have been delivered to the Purchasers.

(d) Since the date of this Agreement, no fact, circumstance, event or change shall have occurred, or be reasonably likely to occur, which has had, or could reasonably be expected to have, a Material Adverse Effect.

(e) Each of the Vendors shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it under this Agreement at and/or prior to the Closing Date.

(f) Each of the Vendors shall have waived any pre-emptive rights it may have relating thereto as contemplated by this Transaction by the articles of association of each Group Member and the applicable Law and the relevant written consents evidencing such waive executed by such Vendors respectively shall have been delivered to the Purchaser, in the form satisfactory to the Purchaser.

(g) The shareholders, the board of directors and/or equivalent internal power authority of the Purchasers have approved the Transaction and the relevant documents shall have been delivered to the Purchasers, in the form satisfactory to the Purchasers.

(h) The Purchasers shall have completed their due diligence inquiry of each Group Member and be reasonably satisfied with the results thereof.

(i) Each Group Member's outstanding debt owing to any of the Vendors, including without limited to the outstanding loans whatsoever, shall have been waived by each of the Vendors and an acknowledgement from each of the Vendors in the form satisfactory to the Purchaser, addressed to each Group
     Member and the Purchasers, shall have been delivered to the Purchasers, expressly confirming that any Group Member has no any indebtedness owing to such Vendor at the date thereof and if any, the said Vendor expressly waive such indebtedness.

(j) The Company's AOA, in the form and substance as set forth in Annex 1, shall have been executed by each of the Transferors and been delivered to the Purchaser.

(k) The duly executed instrument shall have been delivered to the Purchaser, expressly evidencing the alteration to each Group Member's shareholding registration as contemplated herein (including without limited to (i) the registration of the new directors of the board of the Company appointed by Taide in accordance with the AOA, (ii) the registration of Taide as the new shareholder of the Company holding 51% equity of the Company, (iii) the registration of the AOA).

(l) The minutes of Company's shareholders meeting approving this Agreement, AOA, the related agreements as contemplated in the Transaction shall have been delivered to the Purchaser.

(m) The resolution of the board of directors of the Company approving and authorizing this Agreement, AOA, the related agreements as contemplated in this Agreement, the Transaction shall have been delivered to the Purchaser;

(n) The letters of resignation from all the current directors of the board or (in the case of no board of the directors) the executive director of the Company shall have been delivered to the Purchasers;

(o) The Company shall issue to the Purchasers a capital contribution certificate in the form satisfactory to the Purchasers evidencing Taide's holding of 51% share equity interest in the registered capital of the Company.

(p) The shareholder agreement and subscription agreement, the form and substance of which are material same as Annex 2 and 3 has been executed by the relevant parties thereof.

(q) The necessary documents certifying that the Company is the sole shareholder of Guangzhou Hyperlink shall have been delivered to the Purchasers; and

(r) Any other documents to give to the Purchaser good title to the Sale Equity, to enable Taide to become the 51% registered holder of the Company, to control each

     Group Member, and to understand the financial situation and operation of each Group Member, shall have been delivered to the Purchaser.

The Parties shall make best efforts to fulfill the conditions set out in this
Section 5.01 and 5.02, including without limitation to obtain all approvals from relevant authorities for the purpose of the Acquisition Transaction. If due to either party's default the Closing does not take place on or prior to the Termination Date (as defined in Section 9.02 hereof), the other party which is not at default has the right to terminate this Agreement by giving written notice to such defaulting party and claim any damages and/or loss incurred by it.

Closing shall not prejudice the rights of the Purchasers with respect to the above conditions or the obligations of the Vendors to provide or procure the same except as explicitly waived by the Purchasers in writing.

                                    ARTICLE 6
                                   E-BUSINESS

Section 6.01 Engagement In Market Research On Line Business In PRC

In addition to the Acquisition Transaction and Subscription Transaction contemplated hereof, the Vendors and Parent(or its nominee) intend to jointly engage in the market research online business("E-BUSINESS") subject to the terms and conditions hereof and other related agreements ("EDATA AGREEMENTS", as defined below). For the purpose of this Agreement, the Edata Agreements mean the shareholders agreement and subscription agreement, the substance of which are set forth in Annex 2 and Annex 3.

Section 6.02 Arrangement on the Edata Transaction

For the purpose to the engagement in the E-Business, the Vendors and the Parent(or its nominee) shall cooperate in the following manner ("EDATA TRANSACTION").

(a) At the date of this Agreement, the Warrantor 1 is the sole equity and legal shareholder of Hyperlink E-data International Limited("OFFSHORE CO") incorporated in Brisith Virgin Islands.

(b) Subject to the terms and conditions as set forth in the Edata Agreements, the Parent is entitled to acquire 19% of total share equity of the Offshore Co ("INITIAL PURCHASE") and additionally has the option to acquire up to 50% share equity of the Offshore Co.

(c) Following the completion of Initial Purchase, the Parent(or its nominee) and the Vendors shall cause the Offshore Co to incorporate a limited liability subsidiary with registered capital of $1,000,000 (US Dollar one million) in PRC with the registered office at 21st floor of New City Building, No.167 Jiangning Road, Shanghai PRC (the "WFOE") of which the Offshore Co legally and beneficially holds 100% share equity. Both Offshore Co and WFOE (collectively as "NEW COS") will be directly involved in E-Business in PRC.

(d) In addition, the Parent agrees to make or cause a 3 year term loan, the total amount of which shall be $750,000 or the equivalent amount of RMB, to fund the Offshore Co with interest at between 2% to 4% annually, the detailed arrangements of which shall be additionally determined by the Parent and Offshore Co.

(e) Based on the representation and Warranties of the Vendors, all the Parent and Vendors agree that they will cause the WFOE, after its incorporation, to purchase or assume the assets or costs (as listed in Schedule 9) relating to the E-Business from the Company at the consideration of RMB1,528,362.93.

                                    ARTICLE 7
                                 NON COMPETITION

SECTION 7.01 Acknowledgements.

Each Vendor hereby acknowledges and agrees as follows:

(a) the Vendors' relationship with the Group involves and has involved the understanding of and access to certain trade secrets and confidential information pertaining to the property, business and operations of each Group Member, New Cos, and their Affiliates;

(b) the Vendors' competition with the Group Member, Purchaser, New Cos and/or their Affiliates, the solicitation of the Group Member, Purchaser and New Cos Clients (as defined in Section 7.02(b) or employees of the Group, Purchasers, New Cos, and their Affiliates, or the Vendors' disclosure of trade secrets or confidential information relating to the Group Member and New Cos, the Purchaser, and their Affiliates, following the transfer of the Sale Equity to the Purchaser, would substantially and negatively impact the results and success of the operation of each Group Member, New Cos and/or their Affiliates beyond that which would arise from the competition of an unrelated third party;

(c) all Clients of each Group Member and New Cos and their Affiliates, regardless of when or by whom acquired, are or will be the assets of the Group Member and their Affiliates, and not assets of the Vendors;

(d)  the Vendors have carefully considered the restrictions contained in this
     Article 7, and each of the Vendors specifically agrees that the same are reasonable, necessary and essential to the preservation of the business of each of Group Member, New Cos and their Affiliates for the benefit of the Purchaser; and

(e) the Vendors' covenants set forth in this Article 7 are an essential part of the inducement of each Purchaser to enter into this Agreement, and but for the covenants contained herein, the Purchaser would not have entered into this Agreement.

SECTION 7.02 Non-Compete.

Each of the Vendors agrees with the Purchaser that he/she will not, and will procure that each of his/her Affiliates will not, directly or indirectly, whether by himself/herself, by his/her/its employees or agents and whether on his/her/its own account or on behalf of or in conjunction with or through the medium of, or as manager, adviser, consultant or agent for, any other person or otherwise howsoever, for a period of holding directly or indirectly the share equity of any Group Member or their respective Affiliates (including the successor of such aforesaid entities) and 4(four) years thereafter (the "RESTRICTED PERIOD"), without the express written permission of the Purchaser or pursuant to the performance of its duties and obligations under this Agreement:

(a) engage in, assist or have any active interest in a business located in PRC or any other place in which the Group Member, Purchaser, New Cos or their Affiliates carries on business, on his or her own behalf or for others, that provides, sells, develops, markets or conducts a business that directly or indirectly competes with or is substantially similar to the business conducted by the Group Member, Purchaser, New Cos or their Affiliates on the date of this Agreement, and/or of the Group

     Member, New Cos, Purchaser, or their Affiliates during the Restricted Period (the "BUSINESS");

(b) solicit or canvass or otherwise deal with any person, firm, company or other organisation which at any time during the three (3) years prior to the date of this Agreement was a customer of any of the Group Member, Purchaser, New Cos or their Affiliates in relation to the Business or any of them or was, at such the date in the process of negotiating or contemplating doing business with any of the Group Member, Purchaser, New Cos or their Affiliates in relation to any the Business ("CLIENTS");

(c) solicit or entice away or endeavour to solicit or entice away from the Group Member, Purchaser or New Cos or employ or otherwise engage any of the Group Member's, Purchaser's or New Cos' employees, whether or not such person would commit any breach of his contract of employment by reason of his leaving the service of the Group Member, Purchaser or New Cos;

(d) engage or assist in any manner in any trade or business using, or be associated with any person engaged in any trade or business using (whether as a corporate name or trading name or trademarks or otherwise) any of the names, trademarks, logos, design, get up or packaging used by any Group Member, New Cos or Purchaser or their Affiliates or any names, trade marks, logos, design, get up or packaging which are confusingly similar to any names, trade marks, logos, design, get up or packaging used by any Group Member or New Cos or Purchaser or Affiliates; or

(e) in the course of carrying on any trade or business, claim, represent or otherwise indicate any present association with the Business or, for the purpose of obtaining or retaining any business or custom, claim, represent or otherwise indicate any past association with the Business.

SECTION 7.03 Confidential Information.

Without the prior written consent of the Purchasers, the Vendors shall not use, whether for itself or on behalf of any third party, or divulge to any third party other than the Group Member, the Purchaser, New Cos or any of their Affiliates or their or the Vendors' respective professional advisers, employees, officers and directors for the benefit of any Group Member, the Purchaser, or their Affiliates, any trade secrets or other Confidential Information (as defined below) learned or obtained by such Vendor, whether prior to, on or after the date of the execution of this Agreement. As used herein, the term "CONFIDENTIAL INFORMATION" means information disclosed to or known by the Vendors (whether before, on or after the date of this Agreement) as a consequence of the Vendors' relationship with any Group Member and not generally known in the industry in which any Group Member, the Purchaser, the New Cos or any Affiliate of theirs is engaged and that in any way relates to the business of the Group Member, the Purchaser, the New Cos or any Affiliate of theirs, and regardless of the format in which it is presented or embodied (written, graphic, electromagnetic or otherwise). The term "CONFIDENTIAL INFORMATION," as used herein, does not include information (a) which was already in the public domain through authorized disclosures, or (b) which is disclosed as a matter of right by a third party source after the date of this Agreement provided that such third party source is not bound by confidentiality obligations in favour of the Group Member, the Purchaser, the New Cos or their Affiliates.

SECTION 7.04 Limitations.

While the parties hereto consider that the aforesaid non-compete restrictions are reasonable in all the circumstances, it is agreed that if such restrictions by themselves or taken together shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the interests of the Group Member, New Cos, Purchasers and their Affiliates but would be adjudged reasonable if part or parts of the wording thereof were deleted or the periods thereof were reduced or the range of businesses or area dealt with thereby were reduced in scope, the relevant restriction or restrictions shall apply with such modifications as may be necessary to make it or them valid and effective.

                                    ARTICLE 8
                              ADDITIONAL AGREEMENT

SECTION 8.01 Further Action.

(a) Each of the Parties shall (i) take all reasonable actions necessary to comply promptly with all legal and regulatory requirements which may be imposed on any of them with respect to the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed on any of them in connection with the transactions contemplated hereby and (ii) take all reasonable actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority or other public or private third party, required to be obtained by any of the Parties in connection with the transactions contemplated by this Agreement, including without limited to the approval from the Approval Authority.

(b) Following the Closing, the Vendors hereby undertake to follow and/or cause the Group Member to follow the instruction from the Purchasers on the rectification of the business operation of the Group Member, including without limited to as follows:

     (i) The existing business address located at 12th floor of New City Building, No.167 Jiangning Road, Shanghai PRC shall been registered as a branch office of the Company;

     (ii) The Group Member's lease with respect to the site (i)12th floor and 21st floor of New City Building, No.167 Jiangning Road, Shanghai PRC,
          (ii) Unit 1601, No.20, Chaowai Avenue, Chaoyang District, Beijing, PRC, and (iii) Unit 905 and 906, A, No. 195 Dongfeng Road(west), Yuexiu District, Guangzhou, PRC, shall been duly registered in the competent real estate registration authority;

     (iii) The tax registration certificate(State) of Beijing branch of the Company shall have been obtained by the Company and shall have been delivered to the Purchaser;

     (iv) Each Group Member shall fully make the payment on social welfare for all of its employees in accordance with the applicable Laws; and

     (v) others which not comply with the applicable laws or the Purchaser's policy.

SECTION 8.02 Continuing Business.

For the period commencing on the date of this Agreement through and including the Subsequent Payment Date (the "EARNOUT PERIOD"), each of the Vendors shall act in good faith with regard to operating each Group Member's business in a manner that is consistent with past practice. During the Earnout Period, none of the Vendors shall, without the prior written approval of the Purchasers, (i) require or permit the Group Member to incur any financial expenditures or commitments (including employee benefit costs) outside the ordinary course of business consistent with past practice; (ii) impose any consolidated group costs or expenses in the operation of the Group Member's business that are not approved by the Purchaser; (iii) engage the Group Member in the trading of securities; (iv) increase the Group Member's indebtedness for borrowed money or make any loan or advance or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of any other Person outside the ordinary course of business consistent with past practice; (v) make any bonus or profit sharing distribution or similar payment of any kind outside the normal course of business; or (vi) pay or declare any dividends of the Group Member. During the Earnout Period, without prejudice to the foregoing and subject to any other covenants and provisions in this agreement, any of the Vendors shall have primary responsibility and reasonable control over for operating expenses, the hiring and firing of employees and pricing, in each case relating to the Group Member's business, in each case subject to the requirements of the Purchaser with respect to the overall business as conducted by the Purchaser and its Affiliates and subject to the oversight of the board of directors of the Purchaser.

SECTION 8.03 The Vendors undertake that after the signing of this Agreement they will cause the Group Member to provide, on an ongoing basis, in such formats and at such time as requested by the Purchaser with information in relation to the Group Member, including but not limited to its operations, financial affairs or management sufficient to enable the Purchasers to meet its ongoing operation, budgeting and audit requirements. In addition, after the signing of this Agreement, the Vendors will cause each Group Member to provide the Purchasers with access to, and give the Purchaser the opportunities to understand, all the operations of each Group Member.

SECTION 8.04 At any time after the Closing, Taide shall have the right to cause itself to sell and transfer any portion or all of its share equity in the Company to one or more entities designated by the Purchasers. The Vendors hereby undertake to the Purchasers that they will fully cooperate with the Purchasers and the entity/entities designated by the Purchasers to consummate the transfer and corporate restructure and conversion (including without limitation, (i) to cause the Company to be converted as a foreign invested enterprise as defined by PRC Laws, if so requested by the Purchasers; (ii) to cause the Company to change the current registered address to effect such share transfer (if necessary); and
(iii) any other things necessary to effect such share transfer.).

SECTION 8.05 Immediately following the signing of this Agreement, Taide shall be entitled to appoint 3 out of all 5 the directors of the board of the Company, all of which shall be registered in the competent company registration authority in PRC, and the Parties shall complete such appointments and registrations prior to the Closing.

SECTION 8.06 Each of the Warrantor 1, Warrantor 2, Warrantor 3, Warrantor 4 and Warrantor 5 represents to each Purchaser that Transferor 1 has been vested the full authorities to do all the things for and on behalf of all and each of aforesaid Warrantors with respect to any rights and obligations in connection with or arising from this Agreement or his/her interests in the share equity in the Company beneficially held by such aforesaid Warrantor (but legally held by the Transferor 1) (including without limitation to (i) sign any documents and do any things contemplated by and in connection with the Agreement; (ii) do any things whatsoever even if this Agreement expires.) and all Transferor 1's such actions shall be fully binding upon such aforesaid Warrantors.

In addition, the Warrantor 5 represents to each Purchaser that Transferor 2 has been vested the full authorities to do all the things for and on behalf of Warrantor 5 with respect to his rights and obligations in connection with or arising from this Agreement or his interests in the share equity in the Company beneficially held by the Warrantor 5 (but legally held by the

Transferor 2) (including without limitation to (i) sign any documents and do any things contemplated by and in connection with the Agreement; (ii) do any things whatsoever even if this Agreement expires.) and all Transferor 2's such actions shall be fully binding upon Warrantor 5.

SECTION 8.07 In the case that after the Closing the Purchasers or their Affiliates are directly or indirectly involved in any initial public offering in or outside PRC, the Vendors and the Company shall are committed to make their best endeavors to cooperate on such initial public offering, including without limited, (i) to sell their corresponding share equity in the Company to one or more entities as designated by the Purchasers at the agreed consideration; or
(ii) to allow the Company directly or indirectly to be involved in such initial public offering.

                                   ARTICLE 9
                         EFFECTIVE DATE AND TERMINATION

SECTION 9.01 Effective Date.

This Agreement shall come into effect on the date of this Agreement.

SECTION 9.02 Termination.

This Agreement may be terminated at any time prior to the Closing in accordance with the following provisions:

(a)  By mutual written consent of the Vendors and the Purchasers;

(b) By either (i) Vendors or (ii) the Purchasers if the Closing does not occur on or before the date that is nine months after the date hereof or any other date additionally agreed by both Vendors and Purchaser in writing (the "TERMINATION DATE"); provided, however, that the right to terminate this Agreement pursuant to this Section 9.02(b) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Acquisition Transaction to be consummated by the Termination Date;

(c) Subject to Section 11.06, either the Vendors or the Purchasers shall be entitled to elect not to complete the Transaction and, accordingly, to terminate this Agreement upon prior written notice to the other parties hereto if on or before the Closing Date:

     (i) it becomes aware that one or more of the representations or warranties of the other party contained in this Agreement is or are untrue, incorrect or misleading in any material respect; or

     (ii) there is a material breach of any covenant or obligation of the other party under this Agreement; or

     (iii) any Action shall have been commenced or threatened by or before any Governmental Authority or non-Governmental Authority against the Vendors or the Purchaser, seeking to restrain the Acquisition Transaction or Edata Transaction which, in its reasonable, good faith determination, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 9.02(c)(iii) may not be invoked by a party which has directly or indirectly solicited or encouraged such Action; or

     (iv) The party desiring to terminate this Agreement pursuant to this
          Section 9.02 (other than pursuant to Section 9.02(a)) shall give written notice of such termination to the other party.

                                   ARTICLE 10
                  WAIVER, RELEASE OF CLAIMS AND INDEMNIFICATION

SECTION 10.01 Waiver.

Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the terms or conditions of the other party contained therein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party not to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of either party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 10.02 Indemnification by the Purchaser.

The Purchasers shall indemnify, defend and hold harmless the Vendors (each, a "PURCHASER INDEMNIFIED PERSON") from and against all actions, causes of action, suits, debts, obligations, losses, damages, amounts paid in settlement, liabilities, costs and expenses (including but not limited to interest, penalties and reasonable attorneys' fees and expenses) ("LOSSES") arising out of, in connection with or in relation to:

(a) the material breach of any representation or warranty made by the Purchaser scontained in this Agreement; or

(b) the material breach of any covenant or agreement by the Purchasers contained in this Agreement.

SECTION 10.03 Indemnification by the Vendors.

The Vendors shall indemnify, defend and hold harmless each of the Purchasers and the Group Member and their employees, officers and directors (each, a "VENDORS INDEMNIFIED PERSON") on a joint and several basis from and against all Losses arising out of, in connection with or in relation to:

(a) the breach of any representation or warranty made by any of the Vendors contained in this Agreement;

(b) the breach of any covenant or agreement by any of the Vendors contained in this Agreement

(c) (i) any and all Taxes (or the non-payment thereof) of the Group member for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date ("PRE-CLOSING TAX PERIOD"), and (ii) any and all Taxes of any person (other than the Group Member) imposed on the Group Member as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing. Payment in full of any amount due from the Vendors under this Section 10.03 (c) shall be made to the Vendors Indemnified Person in immediately available funds at least two business days before the date payment of the Taxes to which such payment relates is due, or, if no Tax is payable, within fifteen days after written demand is made for such payment.

SECTION 10.04 Deductible; Limitations on Liability.

(a) Neither the Purchaser Indemnified Person nor Vendors Indemnified Person shall be entitled to indemnification for any Losses under Section 10.02 or
     Section 10.03, respectively, unless and until the aggregate amount of Losses suffered, sustained, or incurred by all of the Purchaser Indemnified Persons or the Vendors Indemnified Persons, as the case may be, and giving rise to a claim for indemnification hereunder exceeds U.S. $10,000, calculated on a cumulative basis and not on a per item basis and then only to the extent of such excess. However, none of the limitations contained in aforesaid of this provision shall apply to any breach of Warranties which (or the delay in discovery of which) is the consequence of dishonest, deliberate or reckless mis-statement, concealment or other conduct by any of the Vendors.

(b) Neither the Purchaser Indemnified Person nor Vendors Indemnified Person shall be entitled to more than one recovery for any single Loss even though such Loss may have resulted from the breach or inaccuracy of more than one of the representations, warranties, covenants and agreements made by the Purchaser or Vendors, as the case may be, in or pursuant to this Agreement.

SECTION 10.05 Joint and Several Liability of the Vendors.

Each of the Vendors shall be jointly and severally responsible for all of the Vendors' obligations and covenants hereunder and jointly and severally liable for any and all damages or liabilities relating to or arising from this Agreement.

                                   ARTICLE 11
                               GENERAL PROVISIONS

SECTION 11.01 Expenses.

All costs and expenses, including but not limited to, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transaction shall be paid by the party incurring such costs and expenses.

SECTION 11.02 Notices.

Notices and communications between the parties hereunder shall be in writing and shall be sent by personal delivery, prepaid registered or certified first class mail, prepaid air courier or facsimile to the parties' addresses set forth below. Any notice given by personal delivery, registered or certified mail or air courier shall be deemed to have been received on the date of receipt; and any notice given by facsimile shall be deemed received after electronic answerback has been received and twenty-four (24) hours have elapsed at the place of the party receiving such notice.

     To the Vendors:                         To the Purchasers:
     Attention: Xie Wei                      Attention: Mr. John McLean
     Title: Manager                          Title: General Counsel
     FL. 12, Xincheng Mansion, 167 Jiang     Suite 2003-4 Vicwood Plaza,
     Ning Rd.,Shanghai, PRC 200041           199 Des Voeux Road Central,
                                             Hong Kong
     Tel: (86) (21) 62537766                 Tel: (852) 3196 3939
     Fax: (86) (21) 62534548                 Fax: (852) 2541 8266

SECTION 11.03 Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.'

SECTION 11.04 Amendment.

This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, the Vendors and the Purchasers.

SECTION 11.05 Governing Law and Arbitration.

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong. Any dispute arising out of or in connection with this Agreement, including a dispute as to the validity or existence of this Agreement, shall be submitted to International Chamber of Commerce Court of Arbitration and resolved by arbitration in Hong Kong conducted in English by an arbitration committee(including 3 arbitrators) of International Chamber of Commerce Court of Arbitration in accordance with the rules of the United Nations Commission on International Trade Law (UNCITRAL); provided, that, unless the parties agree otherwise: (i) each party shall be required only to produce specific, identified documents which are relevant to the dispute; and (ii) the parties agree the arbitration award shall be final. In addition, the parties hereto agree that no party shall have any right to commence or maintain any suit or legal proceeding concerning a dispute hereunder until the dispute has been determined in accordance with the arbitration procedure provided for herein and then only to enforce or facilitate the execution of the award rendered in such arbitration. The parties agree not to contest or seek relief from the award in any court.

SECTION 11.06 Prevailing Party Attorneys' Fees.

If any action or proceeding is commenced to construe or enforce this Agreement or the rights and duties of the parties hereunder, then the party prevailing in that action, and any appeal thereof, shall be entitled to recover its attorneys' fees and costs in that action or proceeding, as well as all costs and fees of any appeal or action to enforce any judgment entered therein.

SECTION 11.07 Force Majeure(a).

(a) "FORCE MAJEURE" shall mean any act or event which is reasonably unforeseeable or unavoidable and which is beyond the control of the affected party, including, but not limited to, earthquake, storm, lightning, typhoon, fire, flood, outbreak to escalation of hostilities, declaration of national emergency, war, insurrection or similar military actions, strikes and any other act or event which is generally accepted as Force Majeure in international commercial practice.

(b) If a party has been prevented from performing its obligations provided in this Agreement because of an event of Force Majeure, it shall notify the other party in writing promptly after the occurrence of the event of Force Majeure. If an event of Force Majeure occurs, neither party shall be responsible for any damage, increased costs, or losses which the other party may sustain by reason of the failure or delay in performance. The party claiming Force Majeure shall take appropriate means to minimize or remove the effects of Force Majeure and, within the shortest possible time, attempt to resume performance of the obligation affected by Force Majeure. If the affected party is unable to perform all or part of its obligations under this Agreement for six (6) months after the date of the notice of the occurrence of Force Majeure, any party shall have the right to terminate this Agreement.

SECTION 11.08 Survival of Warranties.

The Warranties of the Parties contained in this Agreement shall be operative and in full force and effect, regardless of any investigation made at any time with respect thereto, and shall remain in full force and effect until the date falling ten (10) years after the date of the execution of this Agreement.

SECTION 11.09 Assignment.

This Agreement may not be assigned to any third party, except Affiliates of the Purchasers, by operation of Law or otherwise without the express written consent of the Vendors and the Purchasers.

SECTION 11.10 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Vendors and the Purchasers with respect to the subject matter hereof.

SECTION 11.11 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 11.13 Right of Set-Off

Notwithstanding anything in this Agreement to the contrary, the Purchasers shall have the right to set-off any indemnification payment obligation of which any Purchaser Indemnified Person has given notice of to the Vendors pursuant to this Agreement against any other payment to be made to any Vendor. No exercise by the Purchasers of such right of set-off shall constitute a default in the payment of any amount against which such set-off is made.

     IN WITNESS WHEREOF, the Vendors and the Purchasers have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Execution Page of the Agreement for the Sale and Purchase of Equity Interest and Subscription in Shanghai Hyperlink Market Research Co., Ltd.

VENDORS :

Transferor 1


/s/ Xie Wei
-------------------------------------
Xie Wei


Transferor 2


/s/ Lu Qinyong
-------------------------------------
Lu Qinyong


Warrantor 1


/s/ Win Jie-Ching, James
-------------------------------------
Win Jie-Ching, James


Warrantor 2


/s/ Yang Jing
-------------------------------------
Yang Jing


Warrantor 3


/s/ Shi Hui
-------------------------------------
Shi Hui


Warrantor 4


/s/ Pang Lu
-------------------------------------
Pang Lu


Warrantor 5


/s/ Yang Weidong
-------------------------------------
Yang Weidong


THE PURCHASER

Parent


/s/
-------------------------------------
Xinhua Finance Limited


/s/
-------------------------------------
Beijing Taide Advertising
Co., Ltd.(Taide)


/s/
-------------------------------------
Shanghai Hyperlink Market
Research Co., Ltd.(Company)

                                   SCHEDULE 1

                    EXISTING CORPORATE DETAILS OF THE COMPANY

NAME                       Shanghai Hyperlink Market Research Co.,Ltd

REGISTRATION NUMBER        3102292019423

ESTABLISHMENT DATE         6 August 1997

COMPANY TYPE               Limited liability company

LEGAL REPRESENTATIVE       Transferor 1

LEGAL ADDRESS              Unit B-123, No. 1 Hexiang Road, Baihe Town, Qingpu
                           District, Shanghai, PRC

STATUS                     Live Company

BUSINESS SCOPE             To provide marketing research and information
                           consultancy service.

ADMINISTRATION AUTHORITY   Shanghai Administration for Industry and Commerce

REGISTERED CAPITAL         RMB500,000(fully paid up)

SHAREHOLDER(S)             (1)  Name of the registered shareholder in the
                                company registry:

                                Transferor 1(i) 23.30%, 4.66%, 4.66%, 3.4% and
                                2.03% of the share equity of the Company are held by Transferor 1 for and on behalf of the Warrantor 1, Warrantor 2, Warrantor 3, Warrantor
                                4 and Warrantor 5 respectively, and (ii) 41.95% of the share equity of the Company is legally and beneficially held by Transferor 1 himself.

                           (2) Name of the registered shareholder in the company registry:

                                Transferor 2 (i) 1.36% of the share equity of the Company is held by Transferor 2 for the on behalf of the Warrantor 5; and (ii) 18.64% of the share equity of the Company is legally and beneficially hold by Transferor 2 himself.

                           NOTE: the name of Warrantor 1, Warrantor 2, Warrantor
                           3, Warrantor 4 and Warrantor 5 has not been registered in the company registry in PRC as the shareholders of the Company.

BRANCH                     (1)  Shanghai Branch

                           (2)  Beijing Branch

SUBSIDIARY                 Guangzhou Hyperlink

                EXISTING CORPORATE DETAILS OF GUANGZHOU HYPERLINK

NAME                       Guangzhou Hyperlink Research Co., Ltd.

REGISTRATION NUMBER        4401042003286

ESTABLISHMENT DATE         4 July 1997

COMPANY TYPE               Limited liability company

LEGAL REPRESENTATIVE       Transferor 1

LEGAL ADDRESS              Unit 905 and 906, A, No. 195 Dongfeng Road(west),
                           Yuexiu District, Guangzhou, PRC

STATUS                     Live Company

BUSINESS SCOPE             To provide marketing research and planning service.

ADMINISTRATION AUTHORITY   Guangzhou Administration for Industry and Commerce

REGISTERED CAPITAL         RMB450,000(fully paid up)

SHAREHOLDER(S)             Company legally and beneficially holding 100% share
                           equity in Guangzhou Hyperlink

BRANCH                     Nil

SUBSIDIARY                 Nil

                                   SCHEDULE 2

                           EXECUTIVE SERVICE AGREEMENT

                                   SCHEDULE 3

                                 MANAGEMENT TEAM

List of names of the management team

                                   SCHEDULE 4

                                VENDORS' WARRANTY

In this Schedule 4, terms defined in the main text of this Agreement shall have the same meanings, and the following terms shall have the following meanings:

"BALANCE SHEET" has the meaning set forth in clause 4.1(b) of Schedule 4.

"CHARTER DOCUMENTS" has the meaning set forth in clause 1.3 of Schedule 4.

"CONTRACTS" means the contracts as listed in Schedule 7.

"INTELLECTUAL PROPERTY" means the Owned Intellectual Property and the Licensed Intellectual Property.

"CONFIDENTIAL INFORMATION" means all know-how, lists of customers or suppliers, trade secrets, technical processes or other confidential information belonging to the Group or to any related third party.

"ENCUMBRANCE" means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or any other type of preferential arrangement (including without limitation a title retention or trust arrangement) having similar effect.

"FINANCIAL STATEMENTS" has the meaning set forth in clause 4.5(b) of Schedule 4.

"LAST ACCOUNTING DATE" means 31 December 2005.

"LEASES" mean the leases, sub-leases, tenancy agreements, sub-tenancy agreements, licenses or other documents (including any options for extension relating thereto) granted or agreed to be granted to the Group Member or pursuant to which the Group Member holds or occupies any property. All the Leases are listed in Schedule 6 (each of Leases, the "Lease".).

"LICENSED INTELLECTUAL PROPERTY" has the meaning set forth in clause 8.1 of
Schedule 4.

"OWNED INTELLECTUAL PROPERTY" has the meaning set forth in clause 8.1of Schedule 4.

"RELATED AGREEMENTS" has the meaning set forth in clause 1.3 of Schedule 4.

"RETURNS" has the meaning set forth in clause 6.1(f) of Schedule 4.

1.   CAPACITY AND AUTHORITY

1.1 Each of the Vendors has the right, power and authority and has taken all actions necessary to execute and deliver, and to exercise its rights and perform its obligations under, this Agreement and each document to be executed at or before the Closing Date.

1.2 Each Group Member is duly organized, validly existing, and in good standing under the laws of the PRC, has all requisite right, corporate power and authority to carry on its business, and is duly qualified and in good standing to do business in each jurisdiction in which it conducts business. The Vendors have made available to the Purchaser complete and correct copies of the Group Member's articles of association, bylaws, and/or other organizational documents ("CHARTER DOCUMENTS"), as amended to the date hereof. The minute books and records of the Group Member, complete and correct copies of which have been made available and delivered to the Purchaser, contain correct and complete records of all material proceedings and actions taken at all meetings of, or effected by written consent of, the interest holders of the Group Member and its board of directors, and all original issuances and subsequent transfers, repurchases, and cancellations of the Group Member's equity.

1.3 The execution, delivery and performance of this Agreement and all other agreements contemplated in this Transaction ("RELATED AGREEMENTS") to be entered into by the Group Member have been duly authorized by all necessary action of the Group Member's board of directors(or in the case of no board of directors, the legal representative of such Group Member). Certified copies or original copies of the resolutions adopted by the Group Member's board of directors(or in the case of no board of directors, the legal representative of such Group Member) approving this Agreement, the Related Agreements and transactions contemplated hereby and thereby will been provided to the Purchaser prior to the Closing. Each of the Vendors has duly and validly executed and delivered this Agreement and the Related Agreements, and this Agreement and the Related Agreements constitute valid, binding and enforceable obligations of the Vendors in accordance with their terms.

2.   INFORMATION

2.1 All information given by, or on behalf of, the Vendors to the Purchasers, its advisers or agents before or during the negotiations leading to this Agreement is true, complete, accurate and not misleading.

2.2 All information about the Sale Equity, the Group Member which might be material for disclosure to a buyer of the Sale Equity has been disclosed to the Purchaser in writing.

2.3 The Vendors are not aware of any facts pertaining to the Group Member or its proposed business which could materially adversely affect the Group Member or which are likely in the future to materially adversely affect the Group Member.

2.4 To the best of the knowledge and belief of the Vendors after having made due enquiries, no representation or warranty in this Agreement, nor any statement or certificate furnished or to be furnished to the Purchaser pursuant to or in connection with this Agreement contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

3.   SALE EQUITY

3.1 The corporate structure as set forth in Schedule 1 is true and not any misleading.

3.2 There are not any options, warrants, calls, conversion rights, commitments, agreements, contracts, restrictions, or rights of any character to which any of the Group Member or the Vendors is a party or by which any of them may be bound obligating the Group Member to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity interest, or obligating the Group Member to grant, extend or enter into any such option, warrant, call, conversion right, commitment, agreement, contract, understanding, restriction, arrangement or right. The Group Member does not have any outstanding bonds, debentures, notes or other indebtedness.

3.3 The Vendors (collectively) legally and beneficially hold the Sale Equity. There is no Encumbrance and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to the Sale Equity or any part of it. No person has claimed to be entitled to an Encumbrance in relation to the Sale Equity or any part of it.

3.4  SUBSIDIARIES

     Save for as stated in Schedule 1, the Group Member does not directly or indirectly own or control any voting or equity, membership or similar interest in, or any interest convertible into, exchangeable or exercisable for, or carrying the rights to acquire, any voting, equity, membership or similar interest in, any corporation, partnership, joint venture or other business association or entity. The particulars of the Group Member set out in Schedule 1 are true and accurate in all respects and the percentage of the equity interest shown therein as owned or controlled by any party is beneficially owned free from all and any Encumbrance. There is no agreement or arrangement in force which calls for the present or future issue or sale of, or grant to any person the right (whether conditional or otherwise) to call for the issue, sale of transfer of any share or loan capital of the Group Member(including any option, notes, warrants or other securities or rights convertible or ultimately convertible in to shares or equity interests in the Group Member.).

4.   ACCOUNTS

4.1  FINANCIAL STATEMENTS

     With respect of each Group Member, there has been delivered to the
     Purchaser:

     (a) audited balance sheets as of 31 December 2005 and the related audited statements of operations, statements of stockholders' equity and statements of cash flows for each of the fiscal years then ended ; and

     (b) an unaudited balance sheet as at 30 April 2006 (including the notes thereto, the "BALANCE SHEET") and the related statements of operations and statements of cash flows for the Company then ended including the notes thereto where applicable (collectively, the "FINANCIAL STATEMENTS") as listed in Schedule 10.

     The Financial Statements: (i) have been prepared from the books and records of the relevant Group Member; (ii) present fairly in all material respects, the financial position of the Group as of and for the periods indicated; and (iii) have been prepared in accordance with which accounting principles consistently applied. There are no liabilities in excess of US$10,000 in the aggregate, claims or obligations of any nature, whether absolute, contingent, anticipated or otherwise, whether due or to become due, that are not shown in the Financial Statements.

4.2  DEBTS AND LIABILITIES

     (a) Adequate provision for bad and doubtful debts and all liabilities (whether actual, contingent or otherwise) and all financial commitments in existence at the Last Accounting Date have been made in the Financial Statements.

     (b) All liabilities (actual, contingent or otherwise) and all financial commitments of the Group Member have been accurately reflected and disclosed in the Financial Statements.

4.3  PROVISION FOR TAX

     The Financial Statements reserve in full for all Taxes to which the Group Member may become liable under PRC law, for all periods starting on or before the Last Accounting Date. The Financial Statements reserve in full for contingent or deferred liabilities to Tax for all periods starting on or before the Last Accounting Date.

4.4  ACCOUNTING RECORDS

     The accounting records of the Group Member are up-to-date, in the Group Member's possession and fully and accurately completed in accordance with PRC law and applicable standards, principles and practices generally accepted in the PRC.

4.5  INSURANCE AND BANKING FACILITIES.

     Schedule 8 contains a complete and correct list of the names and locations of all banks in which each Group Member has accounts or safe deposit boxes, the designation of each such account and safe deposit box, and the names of all persons authorized to draw on or have access to each such account and safe deposit box.

5.   CHANGES SINCE THE LAST ACCOUNTING DATE

5.1  GENERAL

     Since the Last Accounting Date:

     (a) the Group Member business has been operated in the usual way so as to maintain it as a going concern;

     (b) there has been no adverse change in the financial or trading position or prospects of the Group Member; and

     (c) no material change has occurred in the assets and liabilities shown in the Accounts and there has been no reduction in the value of the net tangible assets of the Group Member on the basis of the valuations used in the Accounts.

5.2  SPECIFIC

     With respect to the Group Member, since the Last Accounting Date:

     (a) other than in the usual course of its business, the Group Member has not:

          (i) acquired or disposed of, or agree to acquire or dispose of, any asset; or

          (ii) assumed or incurred, or agreed to assume or incur, any liability, obligation or expense (actual or contingent);

     (b) the Group Member has not factored, sold or agreed to sell a debt other than in the usual course of its business;

     (c) the Group Member business has not been materially and adversely affected by the loss of a customer or supplier, or by termination or a change in the terms of an agreement, or by an abnormal factor not affecting similar businesses, and to the best of the Vendors' knowledge, information and belief, no fact or circumstances exists which might have a Material Adverse Effect;

     (d) no dividends, bonuses or distributions have been declared, paid or made except as provided for in the Accounts;

     (e) there has not been any transaction involving more than $10,000 entered into by the Group Member other than in the ordinary course of business;

     (f) there has not been any termination, modification, or rescission of, or waiver by the Group Member of rights under, any contract having or reasonably likely to have a Material Adverse Effect;

     (g) there has not been any discharge or satisfaction by the Group Member of any lien or Encumbrance, or any payment of any obligation or liability (absolute or contingent) other than liabilities shown on the balance sheet included in the Financial Statements as of 30 April 2006 and liabilities incurred since the Last Accounting Date in the ordinary course of business;

     (h) there has not been any mortgage, pledge, imposition of any security interest, claim, Encumbrance, or other restriction created on any of the assets, tangible or intangible, of the Group Member having or reasonably likely to have a Material Adverse Effect;

     (i) there has not been any settlement amount of any claim, dispute, suit, proceeding or investigation regarding the Group Member; or

     (j) there has not been any event or condition resulting in a Material Adverse Change on the business of the Group Member.

6.   TAX

6.1  GENERAL

     (a) The Group Member has paid all Taxes which it has become liable to pay and is not, and has not been liable to pay a penalty, surcharge, fine or interest in connection with any Tax.

     (b) There is no existing, contingent or deferred liability for Tax other than any liability for Tax which arises solely in the ordinary course of its business.

     (c) The Group Member is not and does not expect to be involved in a dispute in relation to Tax. No tax authority has investigated or indicated that it intends to investigate the Tax affairs of the Group Member and there are no facts which are likely to cause such an investigation to be instituted.

     (d) The Tax preferential treatments that the Group Member is enjoying were legally and validly granted by the relevant tax authorities, and the Group Member will continue to enjoy such tax preferential treatments after Closing.

     (e) The Group Member has fully withheld and paid within the statutory time limit to the relevant tax authority the individual income tax on the salaries, wages, and other taxable benefits provided to its directors, officers and employees.

     (f) The Group Member has timely filed (or caused to be filed) all tax returns ("RETURNS") required to be filed by it. All Taxes required to be paid (whether or not shown on any Return) in respect of the periods covered by such Returns have been paid or fully accrued on the Closing. The Group Member has not requested or been granted any extension of time to file any Return. The Vendors shall procure that there will be made available to the Purchaser upon the Purchaser's request true and correct copies of all Returns, and all material correspondence with any taxing authority.

     (g) No deficiencies or adjustments for any Tax of the Group Member has been claimed, proposed or assessed or threatened in writing and not paid. There is currently no claim outstanding by an authority in a jurisdiction where the Group Member does not file Returns that the Group Member is or may be subject to taxation by that jurisdiction. The Group Member is not subject to any pending or threatened tax audit or examination. The Group Member has not entered into any agreements, waivers or other arrangements in respect of the statute of limitations in respect of its Taxes or Returns.

     (h) There are no liens for Taxes upon the assets of the Group Member except for Taxes that are not yet payable. The Group Member has withheld all Taxes required to be withheld in respect of wages, salaries and other payments to all employees, officers and directors and any Taxes required to be withheld from any other person and has timely paid all such amounts withheld to the proper taxing authority.

6.2  ENTERPRISE INCOME TAX

     (a) The Group Member has paid all enterprise income tax which it has become liable to pay and has not been liable to pay a penalty, surcharge, fine or interest in connection with the enterprise income tax.

     (b) The Group Member has timely filed the enterprise income tax returns as required under the PRC laws and regulations.

     (c) The Group Member has made, given, obtained and kept up-to-date full and accurate records, invoices, approvals and documents appropriate or required for the purpose of the enterprise income tax returns under PRC laws and regulations.

     (d) The Group Member has adopted appropriate or required procedures and treatment for the enterprise income tax which is in compliance with the PRC laws and regulations.

     (e) There is no existing, contingent or deferred liability for the enterprise income tax of any of the Group Member.

6.3  BUSINESS TAX

     Each Group Member:

     (a) is validly registered with the relevant tax authority for the purpose of PRC business tax laws and regulations;

     (b) has made, given, obtained and kept up-to-date, full and accurate records, invoices and documents appropriate or required for the purposes of payment of business tax under PRC laws and regulations; and

     (c) is not in arrears with payment or returns of business tax due under PRC laws and regulations.

7.   ASSETS

7.1 Each asset such as all inventory, receivables, furniture, machinery, equipment and any other assets, tangible or otherwise, included in the Accounts or acquired by the Group Member since the Last Accounting Date (other than inventories subsequently disposed of in the ordinary course of business) and all assets used by the Group Member as of the date of such Balance sheet even if not reflected thereon:

     (a) are legally and beneficially owned by it free from all title defects, security interests, pledges, options, claims, liens, and any other Encumbrance of any nature whatsoever;

     (b) are not the subject of any agreement for lease, hire, hire purchase or sale on deferred terms; and

     (c) where capable of possession, are in the exclusive possession or under the exclusive control of it.

7.2 The assets owned, possessed or used by the Group Member comprise all the assets required to enable it to carry on its business fully and effectively in the ordinary course.

7.3 All machinery, real estate properties, vehicles and equipment owned, possessed or used by the Group Member are in good condition, repair and working order and have been regularly and properly maintained.

8.   CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY

8.1  "INTELLECTUAL PROPERTY" shall mean:

     (a) any and all of the following that are owned (including joint ownership) or held by the Group anywhere in the world: trademarks, trade names, service marks and trade dress, and all goodwill associated with trademarks, trade names, service marks and trade dress; patents; mask works; utility models; domain names; copyrights and copyrightable works; databases; graphics; schematics;

          marketing, sales and user data;technology; trade secrets, including confidential know-how, inventions, specifications and processes; computer software programs of any kind (in both source and object code form); application programming interfaces; protocols; and any renewal, extension, reissue, continuation or division rights, applications and/or registrations for any of the foregoing;

     (b) any and all license rights granted to the Group Member in any third party intellectual property or other proprietary or personal rights, including the types of intellectual property described in (a)above; and

     (c) GROUP'S INTELLECTUAL PROPERTY described in Clause (a) above is referred to herein as "OWNED INTELLECTUAL PROPERTY" and Group's Intellectual Property described in Clause (b) above is referred to herein as "LICENSED INTELLECTUAL PROPERTY" (collectively, "INTELLECTUAL PROPERTY"). The Schedule 5 give a inexhaustive list of Owned Intellectual Property and Licensed Intellectual Property.

8.2 The Group Member owns or has the right to use all the Group Member Intellectual Property used or held for use in the conduct of its business without any conflict with the rights of others. All products and technology that have been or currently are published and/or offered by the Group Member or are under development by the Group Member, and all products and/or technology underlying any and all services that have been or currently are offered by the Group Member or are under development by the Group Member is either: (i) owned by such Group Member, (ii) in the public domain, or (iii) rightfully used by the Group Member pursuant to a valid written license or other agreement.

8.3 Each Group Member is not, as a result of the execution or delivery of this Agreement, nor performance of the Group Member's obligations hereunder nor will the Group Member be in violation of any license, sublicense or other agreement relating to the Intellectual Property or of any non-disclosure agreement to which the Group Member is a party or otherwise bound.

8.4 The Group Member is not obligated to provide any financial consideration or other consideration to any third party, nor is any third party otherwise entitled to any financial consideration or other consideration, with respect to any exercise of rights by the Group Member or its successors in the Owned Intellectual Property.

8.5 The Group Member's use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Owned Intellectual Property by the GroupiiMember or its licensees does not infringe, misappropriate or violate any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, database right, other intellectual property right, right of privacy, right of publicity or right in personal or other data of any person. Further, the use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Licensed Intellectual Property or any other authorized exercise of rights in or to Licensed Intellectual Property by the Group Member or its licensees does not infringe, misappropriate or violate any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, moral right, database right, other intellectual property right, right of privacy, right of publicity or right in personal or other data of any person. Further, the distribution, licensing, sublicensing, sale, or other provision of products and services by the Group Member or its resellers or licensees does not infringe, misappropriate or violate any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, moral right, database right, other intellectual property right, right of privacy, right of publicity or right in personal or other data of any person.

8.6 No action, suit or proceeding (i) challenging the validity, enforceability, or ownership by the Group Member of any of Owned Intellectual Property or
     (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any Owned Intellectual Property by the Group Member or its licensees infringes, misappropriate or violates any intellectual property or other proprietary or personal right of any person is pending or is threatened by any person. Further, no claim to the effect that the distribution, licensing, sublicensing, sale or other provision of products and services by the Group Member or its resellers or licensees infringes, misappropriates or violates any intellectual property or other proprietary or personal right of any person is pending or, to the knowledge of the Group Member and the Vendors, is threatened by any person. There is no unauthorized use, infringement or misappropriation of any of Owned Intellectual Property by any third party, employee or former employee.

8.7  No other party has any security interests in any Intellectual Property.

8.8 The Group Member has secured from all parties who have created any portion of, or otherwise have any rights in or to, Owned Intellectual Property, other than employees of the Group Member whose work product was created by them entirely within the scope of their employment by the Group Member and constitutes work made for hire owned by the Group Member, valid written assignments or licenses of any such work or other rights to the Group Member that are enforceable by the Group Member and has made available true and complete copies of such assignments or licenses to the Purchaser.

8.9 The Group Member owns all right, title and interest in and to all data the Group Member collect from or discloses about users of its products and services. The Group Member's practices regarding the collection and use of consumer personal information are in accordance in all respects with applicable laws and regulations of all jurisdictions in which the Group Member operates.

8.10 None of any Vendors or the officer, director, stockholder or employee of the Group Member, nor any spouse, or relative thereof, owns directly or indirectly, in whole or in part, any the Group Member Intellectual Property.

9.   DEBTORS

9.1 No debt (including a receivable) shown in the Accounts or accounting records is the subject of an arrangement not made in the usual course of the Group Member business. The Group Member has not released a debt (including a receivable) shown on the Accounts or accounting records so that the debtor has paid or will pay less than the debt's book value. None of those debts (including receivables) has been deferred, subordinated or written off or become irrecoverable to any extent. The Vendors have no reason to believe that any of those debts (including receivables) will fail to realise its book value in the usual course of collection.

9.2 All of the accounts receivable shown in the Financial Statements have and all of the Group Member's receivables as of the Closing Date will have arisen out of bona fide transactions of the Group Member in the ordinary course of business and have been collected or are good and collectible in the aggregate recorded amounts thereof (less the allowance for doubtful accounts also appearing in such Financial Statements and net of returns and payment discounts allowable by the Group's policies) and can reasonably be anticipated to be paid in full without outside collection efforts within ninety (90) days of the due date.

10.  EFFECT OF TRANSACTION

     Neither the execution nor the performance of this Agreement or any related document to be executed at or before Closing will:

10.1 conflict with or result in any breach of the Group Member's Charter Documents;

10.2 require any Governmental Approvals;

10.3 result in the Group Member losing the benefit of an asset, licence, permit, right, grant, privilege, preferential treatment or subsidy which it enjoys at the date of this Agreement in any jurisdiction, including without limitation any rights in its own or third party owned Intellectual Property;

10.4 conflict with, result in breach or default of, or give rise to any right of termination, cancellation or acceleration or result in the creation of any lien, charge, Encumbrance, or restriction upon any of the properties or assets of the Group Member or equity interest in the Group Member under any law, statute, rule, regulation, judgment, decree, order, government permit, license or order or any mortgage, indenture, note, license, trust, agreement or other agreement, instrument or obligation to which the Group Member is a party.

11.  INSURANCE

11.1 The Group Member has purchased and maintained insurance for personal accident and serious disease of its employees in accordance with the applicable laws.

11.2 Each of the current insurance and indemnity policies in respect of which the Group Member has an interest is valid and enforceable and is not void or voidable. The Group Member has not done anything or has omitted to do anything which might make any such policies void or voidable. Closing will not have the effect of terminating, or entitling any insurer to terminate cover under any such policies.

11.3 All premiums and other payments due from the Group Member with respect to any such contracts of insurance or indemnity have been paid, and the Vendors do not know of any fact, act, or failure to act that has or might cause any such contract to be cancelled or terminated. All known claims for insurance or indemnity have been presented.

12.  LEASES AND REAL PROPERTY

12.1 The Group Member is not the legal or beneficial owner of any real properties and all the Leases in which the Group Member has interest are listed in Schedule 6. The Group Member has a valid leasehold interest under such Leases. There are no existing defaults, and the Group Member has not received or given any written notice of default or claimed default with respect to any Lease nor is there any event that with notice or lapse of time, or both, would constitute a default thereunder. All real property occupied by the Group Member is subject to a written lease. The Group Member does not hold any interest in real property other than the Leases.

12.2 The Leases are properly completed and stamped and are in the possession and under the control of the related Group Member. All necessary consents for the grant of the Leases were obtained before such grant and the landlords named in the Leases were and still are the registered legal and beneficial owners thereof. The Leases contain no unusual or onerous provisions and no right of termination by the landlord thereof except on grounds of non-payment of rent or breach of covenant by the Group Member. The Leases comprise all properties held or occupied by the Group Member.

12.3 The properties subject to the Leases are not:

     (a) subject to any outgoings other than water rates, rent, management charges of a non-capital nature and utility charges, and the Group Member is not responsible for payment of government rent,

     (b) subject to any options or rights of pre-emption or first refusal in favour of any third parties;

     (c) to the best knowledge of the Vendors, adversely affected or likely to be adversely affected by any planning, highways, transport, utility or other proposals; or

     (d)  in violation of any insurance policy.

12.4 Policies of insurance relating to the properties subject to the Lease are current and valid, cover the full reinstatement value thereof and are not subject to any special or unusual terms or restrictions or to the payment of any premium in excess of the normal rate for policies of the same kind.

12.5 The Vendors know of no reason why the properties subject to the Lease will not be or are likely not to be renewed on their expiry on similar terms to those in the existing Leases, save as regards reasonable commercial increases in rent.

12.6 The Group Member does not own any real estate properties.

13.  ENVIRONMENTAL MATTERS

13.1 The Group Member has not committed any breach of PRC legal or regulatory requirements for the protection of the environment or of human health or amenity, and has acted at all times in conformity with all relevant PRC laws, regulations, codes of practice, guidance, notes, standards and other advisory materials issued by any local and national Governmental Authority in the PRC with regard to environmental protection and the protection of human health or amenity.

14.  AGREEMENTS

14.1 Other than the Contracts (as listed in Schedule 7), the Group Member is not a party to or bound by:

     (a) Any union contract, collective bargaining agreement or any employment contract or arrangement providing for annual salary in excess of US$10,000 with any officer or employee or with any consultant or director providing for annual compensation in excess of US$10,000;

     (b) Any plan or contract or arrangement, written or oral, providing for bonuses, pensions, deferred compensation, retirement payments, profit-sharing, severance, acceleration of vesting of benefits, payments upon change of control events, or the like;

     (c) Any joint venture contract or arrangement or any other agreement that has involved or is expected to involve a sharing of profits;

     (d) Reseller or distribution agreement, volume purchase agreement, corporate end user sales or service agreement, reproduction or replication agreement or manufacturing agreement in which the amount involved exceeds annually, US$20,000 or pursuant to which the Group Member has granted or received manufacturing rights, most favored nation pricing provisions, or exclusive marketing, reproduction, publishing or distribution rights related to any product, group of products or territory;

     (e) Any lease for real or personal property in which the amount of payments which the Group Member is required to make on an annual basis exceeds US$20,000;

     (f) Any agreement, franchise, or indenture where the amount of consideration payable thereunder is greater than US$10,000 in any year during the term of such agreement, franchise or indenture and which has not been terminated or performed in its entirety and not renewed which may be, by its terms, terminated, impaired, or adversely affected by reason of the execution of this Agreement and the Related Agreements, Closing, or the consummation of the transactions contemplated;

     (g) Any license, permit, or authorization which has not been terminated or performed in its entirety and not renewed which may be, by its terms, terminated, impaired, or adversely affected by reason of the execution of this Agreement and the Related Agreements, the Closing or the consummation of the transactions contemplated;

     (h) Except for trade indebtedness incurred in the ordinary course of business, any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise which individually is in the amount of US$10,000 or more; or

     (i) Any contract containing covenants purporting to limit the Group Member's freedom to compete in any line of business in any geographic area.

          All Contracts are listed and are fully described in Schedule 7, and all such Contracts are valid and in full force and effect and the Group Member has not, nor, to the knowledge of the Vendors, has any other party thereto, breached any material provisions of, or entered into default in any material respect under the terms thereof other than such beaches or defaults that have been cured or would not, individually or in the aggregate, have a Material Adverse Change on the business of the Group Member. The Vendors have procured that the Group Member has made available to the Purchaser a copy of each Contract together with all amendments, material written waivers or other material written changes thereto.

          None of the parties to any of the Contracts have terminated, or, to the knowledge of the Vendors, in ay way expressed to the Group Member an intent to reduce or terminate the amount of its business with the Group Member in the future.

15.  CREDITORS

     Each Group Member has paid its creditors within the times agreed with them. No customer or supplier of the Group Member has:

15.1 stopped, or indicated an intention to stop, trading with or supplying the Group Member;

15.2 reduced, or indicated an intention to reduce, substantially its trading with or supplies to the Group Member; or

15.3 changed, or indicated an intention to change, substantially the terms on which it is prepared to trade with or supply the Group Member.

16.  LICENCES AND STATUTORY COMPLIANCE

16.1 Each Group Member holds and at all times has held all licences, permits, approvals and other authorisations as are necessary in order to enable it, pursuant to all applicable statues, laws, ordinances, rules and regulations of all such authorities having jurisdiction over it or any part of its operations, to own, operate, and use all its assets, to conduct its business as it is currently being conducted, and to sell and provide products and services as they are currently sold and provided. All such licences, permits, approvals, and authorisations are in full force and effect. No violations or claimed violations have been recorded or alleged in respect of any such licences, permits, approvals or authorisations, or any such statute, law, ordinance, rule or regulation, and no proceeding is pending or, to the knowledge of the Vendors, threatened or contemplated with respect to the revocation or limitation of the same. The Acquisition Transaction and Subscription Transaction will not cause such license, permits, approvals and other authorizations to be revoked or limited in any respects and will not cause the breach of any such any such statute, law, ordinance, rule or regulation by the Group Member.

16.2 The Group Member has conducted its business and its corporate affairs in accordance with all applicable PRC laws and has not done or omitted to do anything in contravention or breach of any law of the PRC or elsewhere applicable to it or the business of it which would have a Material Adverse Effect upon the assets or business of the Group.

16.3 The Group Member has at all times carried on business in all respects in accordance with, and all acts and things done or performed by it are within, the scope of business specified in its articles of association and the business licence of such Group Member, respectively.

16.4 None of the Group Member nor any of its respective Affiliates, directors, officers, agents, employees or other persons acting on its behalf, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds. None of the Group Member nor any of its respective Affiliates, directors, officers, agents, employees or other persons acting on their behalf, has accepted or received any unlawful contributions, payments, gifts, or expenditures.

17.  EMPLOYEES

17.1 The Group Member has not received notice of resignation from any member of the Management Team.

17.2 There is no employment or other contract of engagement between the Group Member and any person which is in suspension or has been terminated but is capable of being revived or enforced or in respect of which it has a continuing obligation.

17.3 The Group Member has in relation to each of its employees (and, so far as relevant, to each of its former employees):

     (a) complied with applicable national and local labour regulations, and all other obligations imposed on it by, and all orders and awards made under all regulations, codes of conduct and practice, collective agreements, customs and practices relevant to the relations between it and its employees or any trade union or the conditions of service of its employees;

     (b) maintained current, adequate and suitable records regarding the service of each of its employees; and

     (c) entered into appropriate agreements with each employee stating that all work product, inventions (patentable or unpatentable), trade secrets and copyrights, together with any applications for patents and the patents which may issue thereunder and registrations of copyrights, to which he has made a creative contribution to a substantive feature of any invention which he made in connection with the performance of tasks under his employment contract or made mainly by making use of the Group Member's money, equipment, parts, materials or technical data not disclosed to the public are the property of the Group Member and agreeing to treat all Group Member information or third party owned Confidential Information as confidential.

17.4 The Group Member has fully paid or contributed to pension, medical care, unemployment and all other social security funds or employees benefits required by Law or agreement for some of the all employees of the Group Member and the Vendors undertake that they will cause the Group Member to fully paid such funds or benefits for all the employees of the Group Member pursuant to related Law or agreement at Closing, and there is no dispute or (save for potential dispute with respect to the aforesaid currently unpaid funds or benefits) potential dispute in connection with any such funds or benefits.

17.5 The Group Member has no written or oral contract of employment or other employment agreement with any of its employees (including any contracts relating to the temporary use or loaning of employees) that are not terminable at will by the Group Member without payment of severance or termination payments or benefits. The Group Member is not a party to any pending or threatened labor dispute concerning such the Group Member's business or employment practices or the subject of any organizing drive, labor grievance or petition to certify a labor union. The Group Member has complied with all applicable laws, treaties, ordinances, rules, and regulations and requirements relating to the employment of labor. There are no claims pending or threatened to be brought against the Group Member, in any court or administrative agency by any former or current Group Member employees.

17.6 Neither the execution and delivery of this Agreement nor the Related Agreements will:

     (a) result in any payment by the Group Member (including severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee, or independent contractor of the Group Member under any employee benefit plan, agreement, or otherwise,

     (b) increase any benefits otherwise payable under any employee benefit plan or agreement, or

     (c) result in the acceleration of the time of payment or vesting of any such benefits.

18.  LIABILITIES

18.1 INDEBTEDNESS

     Except as disclosed in the Accounts, the Group Member does not have outstanding and has not agreed to create or incur loan capital, borrowing or indebtedness in the nature of borrowing.

18.2 THIRD PARTY SECURITY

     The Group Member has no powers of attorney outstanding nor any obligations or liabilities (absolute or contingent) as guarantor, surety, cosigner, endorser, co-maker, or otherwise respecting the obligations or liabilities of any person, corporation, partnership, joint venture, association, organization, or other entity under a mortgage, pledge, guarantee, indemnity or other agreement or arrangement, other than as an endorser of negotiable instruments in the ordinary course of business.

18.3 EVENTS OF DEFAULT

     No event has occurred or been alleged to have occurred which:

     (a) constitutes or will constitute an event of default, or otherwise gives rise to an obligation to repay, under an agreement relating to borrowing or indebtedness in the nature of borrowing; or

     (b) will lead to an Encumbrance created or constituted in connection with borrowing or indebtedness in the nature of borrowing, a guarantee, an indemnity or other obligation of any of the Group Member becoming enforceable.

18.4 NO DEFAULTS

     The Group Member is not, nor has it received written notice that it would be with the passage of time, in default or violation of any term, condition, or provision of (i) its Charter Documents; (ii) any judgment, decree, or order to which the Group Member is a named party; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument to which the Group Member is now a party or by which it or any of its properties or assets is bound, except for defaults and violations which have been cured or, individually or in the aggregate, would not have a Material Adverse Change on the business of the Group Member.

18.5 BROKERS AND FINDERS

     The Group Member has not retained any broker, finder, or investment banker in connection with this Agreement or any of the transactions contemplated by this Agreement, nor does it owe any fee or other amount to any broker, finder, or investment banker in connection with this Agreement or the transactions contemplated by this Agreement.

19.  INSOLVENCY

19.1 No order has been made or application for bankruptcy presented to the court or resolution passed for the winding up of the Group Member; no distress, execution or other process has been levied on any of its assets; it has not stopped payment or become unable to pay its debts or become insolvent under Laws and it has not applied for conciliation in order to settle its debts; no liquidation committee has been appointed by it, the court or any other person for the purpose of liquidating the business or assets of it or any part thereof; no meeting of the creditors of it has been held or is in prospect; no ruling declaring the bankruptcy of it has been made and no public announcement in respect of the same has been pronounced by the court, and there is no unfulfilled or unsatisfied judgement or order of the court or other authorities outstanding against it; and there has been no delay by it in the payment of any obligation due for payment.

20.  LITIGATION AND COMPLIANCE WITH LAW

20.1 LITIGATION AND OTHER PROCEEDINGS

     None of the Group Member nor any of its past or present officers, directors, employees, or agent is a party to any pending or, threatened action, suit, labor dispute (including any union representation proceeding), proceeding, investigation, or discrimination claim in or by any court or governmental board, commission, agency, department, or officer, or any arbitrator, arising from the actions or omissions of the Group Member or agent or, in the case of an individual, from acts in his or her capacity as an officer, director, employee, agent or contractor of the Group Member, which individually or in the aggregate would have a Material Adverse Effect. The Group Member is not a named party to any order, writ, judgment, decree, or injunction.

20.2 COMPLIANCE WITH LAW

     The Group Member has conducted its business and dealt with its assets in all material respects in accordance with all applicable legal and administrative requirements in any relevant jurisdiction.

21.  ARRANGEMENTS WITH CONNECTED PERSONS ETC.

21.1 All amounts outstanding and appearing in the books of the Group Member as loan accounts or as due to directors or shareholders wholly represent money or money's worth paid or transferred to the Group Member as the case may be or remuneration accrued due and payable for services rendered. All amounts outstanding between the Vendors and the Group Member are specifically disclosed in the Accounts.

21.2 All costs incurred by the Group Member have been charged to the Group
     Member.

21.3 None of the Vendors (or any person connected with the Vendors) is at the date hereof either individually or collectively or with any other person or persons engaged in any other business or concerned or interested in any way whatsoever in any other business of a similar nature to or competitive with that carried on by the Group Member.

21.4 Notwithstanding the aforesaid, except:

     (a) for relationships with the Group Member as an officer, director, or employee thereof (and compensation by the Group Member in consideration of such services);

     (b)  for relationships with the Group Member as shareholders none of the directors, officers, or holders of 5% or more of the equity interest (or any family member of any of the foregoing), is presently a party to, or was a party to during the year preceding the date of this Agreement, any transaction with the Group Member, involving more than US$20,000, including, any contract, agreement, or other legally binding arrangement (i) providing for the furnishing of services to or by, (ii) providing for rental of real or personal property to or from, or (iii) otherwise requiring payments to or from, any such person or any corporation, partnership, trust, or other entity in which any such person has or had a 5% or more interest (as a shareholder, partner, beneficiary, or otherwise) or is or was a director, officer, employee, or trustee. None of any Group Member's officers or directors has any interest in any property, real or personal, tangible or intangible, used in the business of the Group Member.

22.  CONSTITUTION AND RETURNS

22.1 The Group Member's current shareholders agreement and articles of association were duly executed and delivered by the relevant parties thereto and are legal, valid, binding and enforceable in accordance with their respective terms. There is no circumstance which would give rise to the early termination or changes of the current articles of association of the Group Member or the term of operation of the Group Member as stated in its business licence and no order or petition has been made or presented save for the necessity of the adoption of the AOA and JVA as contemplated in the Acquisition Transaction and Subscription Transaction which will replace or amend Company's current articles of association.

22.2 Save for the appointment of new directors of the board of the Company as contemplated in the Acquisition Transaction and Subscription Transaction, no changes will be imposed on the Group Member's current board of the directors(or in the case of no board of the directors, the statutory executive director) from the date of the signing of the Agreement.

22.3 The Group Member is operating and has always operated its business in all respects in accordance with its shareholders agreement, articles of association and business licence.

22.4 All returns, particulars, resolutions and other documents required to be filed with or delivered to the PRC State Administration for Industry and Commerce or any other authority in respect of the Group Member have been properly filed or delivered.

23.  RELIANCE

     The foregoing representations and warranties are made by the Vendors with the knowledge and expectation that the Purchaser are placing reliance thereon.

                                   SCHEDULE 5

1.   THE LISTS OF OWNED INTELLECTUAL PROPERTY:

www.hycon.cn
www.hyperlink-china.com
www.datandata.com
www.edata-china.com
www.chinaindia.com.cn
www.chinadia.com.cn

2.   THE LISTS OF LICENSED INTELLECTUAL PROPERTY

WINCATI SOFTWARE SYSTEM

                                   SCHEDULE 6

List of all the Leases

                                   SCHEDULE 7

List of all contracts where

1.   The Company is one party to the agreement

2.   Guangzhou Hyperlink is one party to the agreement

                                   SCHEDULE 8

                        LIST OF BANK ACCOUNTS AND DETAILS

                                   SCHEDULE 9

                                 LIST OF ASSETS

                                   SCHEDULE 10

                              FINANCIAL STATEMENTS

                                     ANNEX 1

                       ARTICLES OF ASSOCIATION FOR COMPANY

                                     ANNEX 2

                             SHAREHOLDERS AGREEMENT

                                     ANNEX 3

                             SUBSCRIPTION AGREEMENT

            THE REST OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.


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